Exhibit (a)(5)(F)

UNITED STATES DISTRICT COURT DISTRICT OF DELAWARE ANTHONY FRANCHI, Individually and On Behalf of All Others Similarly Situated, ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) Plaintiff, Case No. v. JURY TRIAL DEMANDED SMART & FINAL STORES, INC., DAVID G. HIRZ, DAVID B. KAPLAN, NORMAN H. AXELROD, ANDREW A. GIANCAMILLI, DENNIS T. GIES, PAUL N. HOPKINS, ELAINE K. RUBIN, JOSEPH S. TESORIERO, KENNETH I. TUCHMAN, APOLLO GLOBAL MANAGEMENT, LLC, FIRST STREET PARENT, INC., and FIRST STREET MERGER SUB, INC., CLASS ACTION Defendants. COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934 Plaintiff, by his undersigned attorneys, for this complaint against defendants, alleges upon personal knowledge with respect to himself, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows: NATURE OF THE ACTION 1. This action stems from a proposed transaction announced on April 16, 2019 (the “Proposed Transaction”), pursuant to which Smart & Final Stores, Inc. (“Smart & Final” or the “Company”) will be acquired by affiliates of Apollo Global Management, LLC. 2. On April 16, 2019, Smart & Final’s Board of Directors (the “Board” or “Individual Defendants”) caused the Company to enter into an agreement and plan of merger (the “Merger Agreement”) with First Street Parent, Inc. (“Parent”) and First Street Merger Sub, Inc. (“Merger Sub,” and together with Parent and Apollo Global Management, LLC, “Apollo”). Pursuant to the

terms of the Merger Agreement, Merger Sub commenced a tender offer (the “Tender Offer”) to acquire all of Smart & Final’s outstanding common stock for $6.50 per share in cash. The Tender Offer is set to expire on June 17, 2019. 3. On May 14, 2019, defendants filed a Solicitation/Recommendation Statement (the “Solicitation Statement”) with the United States Securities and Exchange Commission (“SEC”) in connection with the Proposed Transaction. 4. The Solicitation Statement omits material information with respect to the Proposed Transaction, which renders the Solicitation Statement false and misleading. Accordingly, plaintiff alleges herein that defendants violated Sections 14(e), 14(d), and 20(a) of the Securities Exchange Act of 1934 (the “1934 Act”) in connection with the Solicitation Statement. JURISDICTION AND VENUE 5. This Court has jurisdiction over all claims asserted herein pursuant to Section 27 of the 1934 Act because the claims asserted herein arise under Sections 14(e), 14(d), and 20(a) of the 1934 Act and Rule 14a-9. 6. This Court has jurisdiction over defendants because each defendant is either a corporation that conducts business in and maintains operations within this District, or is an individual with sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice. 7. Venue is proper under 28 U.S.C. § 1391 because a substantial portion of the transactions and wrongs complained of herein occurred in this District. PARTIES 8. Plaintiff is, and has been continuously throughout all times relevant hereto, the owner of Smart & Final common stock. 2

9. Defendant Smart & Final is a Delaware corporation and maintains its principal executive offices at 600 Citadel Drive, Commerce, California 90040. Smart & Final’s common stock is traded on the New York Stock Exchange under the ticker symbol “SFS.” Smart & Final is a party to the Merger Agreement. 10. Defendant David G. Hirz (“Hirz”) is President, Chief Executive Officer, and a director of the Company. 11. Defendant David B. Kaplan (“Kaplan”) is Chairman of the Board and a director of the Company. Kaplan is a Co-Founder of Ares Management Corporation, which is an affiliate of Ares Corporate Opportunities Fund III, L.P. and Ares Corporate Opportunities Fund IV, L.P. (the “Ares Holders”). 12. Defendant Norman H. Axelrod is a director of the Company. 13. Defendant Andrew A. Giancamilli is a director of the Company. 14. Defendant Dennis T. Gies (“Gies”) is a director of the Company. Gies is a Principal in the Private Equity Group of Ares Management Corporation, which is an affiliate of the Ares Holders. 15. Defendant Paul N. Hopkins is a director of the Company. 16. Defendant Elaine K. Rubin is a director of the Company. 17. Defendant Joseph S. Tesoriero is a director of the Company. 18. Defendant Kenneth I. Tuchman is a director of the Company. 19. The defendants identified in paragraphs 10 through 18 are collectively referred to herein as the “Individual Defendants.” 20. Defendant Apollo Global Management, LLC is a global alternative investment manager. 3

21. Defendant Parent is a Delaware corporation and a party to the Merger Agreement. 22. Defendant Merger Sub is a Delaware corporation, a wholly-owned subsidiary of Parent, and a party to the Merger Agreement. CLASS ACTION ALLEGATIONS 23. Plaintiff brings this action as a class action on behalf of himself and the other public stockholders of Smart & Final (the “Class”). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendant. 24. This action is properly maintainable as a class action. 25. The Class is so numerous that joinder of all members is impracticable. As of April 12, 2019, there were approximately 76,514,211 shares of Smart & Final common stock outstanding, held by hundreds, if not thousands, of individuals and entities scattered throughout the country. 26. Questions of law and fact are common to the Class, including, among others, whether defendants will irreparably harm plaintiff and the other members of the Class if defendants’ conduct complained of herein continues. 27. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff’s claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class. 28. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications that would establish incompatible standards of conduct for defendants, or adjudications that would, as a practical matter, be dispositive of the 4 interests of individual members of the Class who are not parties to the adjudications or would substantially impair or impede those non-party Class members’ ability to protect their interests. 29. Defendants have acted, or refused to act, on grounds generally applicable to the Class as a whole, and are causing injury to the entire Class. Therefore, final injunctive relief on behalf of the Class is appropriate. SUBSTANTIVE ALLEGATIONS Background of the Company 30. Smart & Final is engaged primarily in the business of selling fresh perishables and grocery items, together with foodservice, packaging, and janitorial products. 31. The Company operates non-membership warehouse-style grocery stores under the “Smart & Final” and “Smart Foodservice” banners. 32. The Company operates 327 stores throughout the Western United States. The Company also owns a 50% joint venture interest in a Mexican domestic corporation, Smart & Final del Noroeste, S.A. de C.V., which operates fifteen “Smart & Final” format stores in northwestern Mexico. 33. According to the Solicitation Statement, from 2007 until 2012, the Company was owned by funds managed by affiliates of Apollo. 34. In November 2012, the Company was acquired by the Ares Holders in a transaction valued at $975 million. 35. In 2014, the Ares Holders took Smart & Final public. Following the Company’s initial public offering, the Ares Holders continued to own a controlling interest in the Company. As of May 10, 2019, the Ares Holders owned 44,218,762 Company shares representing approximately 58% of the total issued and outstanding shares of the Company. 5

The Proposed Transaction 36. On April 16, 2019, Smart & Final’s Board caused the Company to enter into the Merger Agreement, pursuant to which Apollo will purchase the Company back from the Ares Holders. 37. Pursuant to the terms of the Merger Agreement, Merger Sub commenced the Tender Offer to acquire all of Smart & Final’s outstanding common stock for $6.50 per share in cash. 38.According to the press release announcing the Proposed Transaction: Smart & Final Stores, Inc. (NYSE: SFS) (“Smart & Final” or “Company”), a leading value-oriented food and everyday staples retailer, today announced that it has entered into a definitive merger agreement with certain investment funds (“Apollo Funds”) managed by affiliates of Apollo Global Management, LLC (together with its consolidated subsidiaries, “Apollo”) (NYSE: APO), a leading global alternative investment manager, pursuant to which the Apollo Funds will acquire all the outstanding shares of Smart & Final’s common stock for $6.50 per share in cash. The purchase price represents a premium of approximately 25% over Smart & Final’s average closing share price over the past 24 trading days since the Company’s earnings announcement on March 13, 2019. . . . Smart & Final was previously owned by funds managed by affiliates of Apollo from 2007 to 2012 before its sale to Ares Management, L.P. in November 2012. Additional Transaction Details The transaction will be completed through an all-cash tender offer. The Smart & Final Board of Directors unanimously recommends that Smart & Final stockholders tender their shares in the offer. The transaction, which is expected to close by the third quarter of 2019, is conditioned upon satisfaction of the minimum tender condition which requires that shares representing more than 50 percent of the Company’s common shares be tendered, the receipt of approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Mexican competition law approval, and other customary closing conditions. The Company’s major stockholders, affiliates of Ares Management, representing a majority of the outstanding shares have entered into a Tender and Support Agreement committing them to tender their shares into 6 the tender offer. The transaction has fully committed financing in place. Upon completion of the transaction, Smart & Final will be a privately held portfolio company of the Apollo Funds, and Smart & Final’s ordinary shares will no longer be listed on the New York Stock Exchange. 39. Concurrently with the execution of the Merger Agreement, the Ares Holders entered into a tender and support agreement (the “Tender and Support Agreement”) with Apollo and the Company. 40. Pursuant to the Tender and Support Agreement, the Ares Holders agreed to tender their Company shares into the Tender Offer, representing approximately 58% of the total issued and outstanding shares of the Company. The Solicitation Statement Omits Material Information, Rendering It False and Misleading 41. Defendants filed the Solicitation Statement with the SEC in connection with the Proposed Transaction, which recommends that the Company’s stockholders tender their shares in the Tender Offer. 42. As set forth below, the Solicitation Statement omits material information with respect to the Proposed Transaction, which renders the Solicitation Statement false and misleading. 43. First, the Solicitation Statement omits material information regarding the Company’s financial projections and the analyses performed by the Company’s financial advisors in connection with the Proposed Transaction, Jefferies LLC (“Jefferies”) and Centerview Partners LLC (“Centerview”). 44. With respect to the Company’s financial projections, the Solicitation Statement fails to disclose: (i) all line items used to calculate EBITDA and Adjusted EBITDA; (ii) a reconciliation of all non-GAAP to GAAP metrics; and (iii) the September 2018 financial projections. 7

45. With respect to Jefferies’ Selected Public Companies Analysis, the Solicitation Statement fails to disclose the individual multiples and metrics for the companies observed by Jefferies in the analysis. 46. With respect to Jefferies’ Selected Precedent Transactions Analysis, the Solicitation Statement fails to disclose the individual multiples and metrics for the transactions observed by Jefferies in the analysis. 47. With respect to Jefferies’ Discounted Cash Flow Analysis, the Solicitation Statement fails to disclose: (i) the terminal values of the Company; and (ii) the individual inputs and assumptions underlying the discount rate range of 11.0% to 12.0% and the perpetuity growth rates of 0.0% to 2.0%. 48. With respect to Jefferies’ analysis of premiums paid, the Solicitation Statement fails to disclose: (i) the transactions observed by Jefferies in the analysis; and (ii) the premiums paid in the transactions. 49. With respect to Centerview’s Discounted Cash Flow Analysis, the Solicitation Statement fails to disclose: (i) the terminal values of the Company; and (ii) the individual inputs and assumptions underlying the discount rates ranging from 8.25% to 10.25% and the perpetuity growth rates of 1.5% to 2.5%. 50. With respect to Centerview’s analysis of stock price targets, the Solicitation Statement fails to disclose: (i) the individual price targets for the Company; and (ii) the sources thereof. 51. The disclosure of projected financial information is material because it provides stockholders with a basis to project the future financial performance of a company, and allows stockholders to better understand the financial analyses performed by the company’s financial 8 advisor in support of its fairness opinion. Moreover, when a banker’s endorsement of the fairness of a transaction is touted to shareholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed. 52. Second, the Solicitation Statement omits material information regarding potential conflicts of interest of Centerview. 53. The Solicitation Statement fails to disclose the nature of the services Centerview is providing or has provided to a portfolio company of the Ares Holders, as well as the amount of compensation Centerview will receive or has received for providing such services. 54. The Solicitation Statement fails to disclose the timing and nature of the services Centerview provided to Hexion Inc., an affiliate of Parent. 55. The Solicitation Statement fails to disclose the timing and nature of the services Centerview provided to the financial creditor groups or ad hoc creditor committees of which one or more affiliates of the Ares Holders and/or Apollo is a member, as well as the amount of compensation Centerview has received or will receive for providing such services. 56. The Solicitation Statement fails to disclose the amount of compensation Centerview received for providing “services to a committee of independent members of the Board of Directors of Caesars Entertainment Corporation, a publicly traded portfolio company of Apollo-managed funds and TPG Capital, LP . . . in connection with a merger transaction with Caesars Acquisition Corporation, another publicly traded portfolio company of Apollo-managed funds and TPG, and other matters.” 9

57.Full disclosure of investment banker compensation and all potential conflicts is required due to the central role played by investment banks in the evaluation, exploration, selection, and implementation of strategic alternatives. 58. Third, the Solicitation Statement fails to disclose the timing and nature of all discussions regarding the transaction bonuses to be received by the Company’s executive officers in connection with the Proposed Transaction, including Individual Defendant Hirz, as well as who participated in all such discussions. 59.This information is necessary for stockholders to understand potential conflicts of interest of management and the Board, as the information provides illumination concerning motivations that would prevent fiduciaries from acting solely in the best interests of the Company’s stockholders. 60. The omission of the above-referenced material information renders the Solicitation Statement false and misleading, including, inter alia, the following section of the Solicitation Statement: The Solicitation or Recommendation. 61. The above-referenced omitted information, if disclosed, would significantly alter the total mix of information available to the Company’s stockholders. COUNT I (Claim for Violation of Section 14(e) of the 1934 Act Against Defendants) 62. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein. 63. Section 14(e) of the 1934 Act states, in relevant part, that: It shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading . . . in connection with any tender offer or request or invitation for tenders[.] 10

64. Defendants disseminated the misleading Solicitation Statement, which contained statements that, in violation of Section 14(e) of the 1934 Act, in light of the circumstances under which they were made, omitted to state material facts necessary to make the statements therein not misleading. 65. The Solicitation Statement was prepared, reviewed, and/or disseminated by defendants. 66. The Solicitation Statement misrepresented and/or omitted material facts in connection with the Proposed Transaction as set forth above. 67. By virtue of their positions within the Company and/or roles in the process and the preparation of the Solicitation Statement, defendants were aware of this information and their duty to disclose this information in the Solicitation Statement. 68. The omissions in the Solicitation Statement are material in that a reasonable shareholder will consider them important in deciding whether to tender their shares in connection with the Proposed Transaction. In addition, a reasonable investor will view a full and accurate disclosure as significantly altering the total mix of information made available. 69.Defendants knowingly or with deliberate recklessness omitted the material information identified above in the Solicitation Statement, causing statements therein to be materially incomplete and misleading. 70. By reason of the foregoing, defendants violated Section 14(e) of the 1934 Act. 71. Because of the false and misleading statements in the Solicitation Statement, plaintiff and the Class are threatened with irreparable harm. 72. Plaintiff and the Class have no adequate remedy at law. 11

COUNT II (Claim for Violation of 14(d) of the 1934 Act Against Defendants) 73. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein. 74. Section 14(d)(4) of the 1934 Act states: Any solicitation or recommendation to the holders of such a security to accept or reject a tender offer or request or invitation for tenders shall be made in accordance with such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors. 75. Rule 14d-9(d) states, in relevant part: Any solicitation or recommendation to holders of a class of securities referred to in section 14(d)(1) of the Act with respect to a tender offer for such securities shall include the name of the person making such solicitation or recommendation and the information required by Items 1 through 8 of Schedule 14D-9 (§ 240.14d-101) or a fair and adequate summary thereof[.] Item 8 requires that directors must “furnish such additional information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not materially misleading.” 76. The Solicitation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits the material facts set forth above, which renders the Solicitation Statement false and/or misleading. 77. Defendants knowingly or with deliberate recklessness omitted the material information set forth above, causing statements therein to be materially incomplete and misleading. 78. The omissions in the Solicitation Statement are material to plaintiff and the Class, and they will be deprived of their entitlement to make a fully informed decision with respect to the Proposed Transaction if such misrepresentations and omissions are not corrected prior to the expiration of the tender offer. 12

79. Plaintiff and the Class have no adequate remedy at law. COUNT III (Claim for Violation of Section 20(a) of the 1934 Act Against the Individual Defendants and Apollo) 80. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein. 81. The Individual Defendants and Apollo acted as controlling persons of Smart & Final within the meaning of Section 20(a) of the 1934 Act as alleged herein. By virtue of their positions as directors of Smart & Final and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Solicitation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and misleading. 82. Each of the Individual Defendants and Apollo was provided with or had unlimited access to copies of the Solicitation Statement alleged by plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected. 83. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same. The Solicitation Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were thus directly connected with and involved in the making of the Solicitation Statement. 84. Apollo also had direct supervisory control over the composition of the Solicitation Statement and the information disclosed therein, as well as the information that was omitted and/or 13 misrepresented in the Solicitation Statement. 85. By virtue of the foregoing, the Individual Defendants and Apollo violated Section 20(a) of the 1934 Act. 86. As set forth above, the Individual Defendants and Apollo had the ability to exercise control over and did control a person or persons who have each violated Section 14(e) of the 1934 Act and Rule 14a-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the 1934 Act. 87. As a direct and proximate result of defendants’ conduct, plaintiff and the Class are threatened with irreparable harm. 88. Plaintiff and the Class have no adequate remedy at law. PRAYER FOR RELIEF WHEREFORE, plaintiff prays for judgment and relief as follows: A. Enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction; B. In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages; C. Directing the Individual Defendants to file a Solicitation Statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading; D. Declaring that defendants violated Sections 14(e), 14(d), and 20(a) of the 1934 Act, as well as Rule 14a-9 promulgated thereunder; E. Awarding plaintiff the costs of this action, including reasonable allowance for plaintiff’s attorneys’ and experts’ fees; and 14

F. Granting such other and further relief as this Court may deem just and proper. JURY DEMAND Plaintiff hereby demands a trial by jury. Dated: May 20, 2019 RIGRODSKY & LONG, P.A. By: /s/ Gina M. Serra Seth D. Rigrodsky (#3147) Brian D. Long (#4347) Gina M. Serra (#5387) 300 Delaware Avenue, Suite 1220 Wilmington, DE 19801 Telephone: (302) 295-5310 Facsimile: (302) 654-7530 Email: sdr@rl-legal.com Email: bdl@rl-legal.com Email: gms@rl-legal.com OF COUNSEL: RM LAW, P.C. Richard A. Maniskas 1055 Westlakes Drive, Suite 300 Berwyn, PA 19312 Telephone: (484) 324-6800 Facsimile: (484) 631-1305 Email: rm@maniskas.com Attorneys for Plaintiff 15